Exhibit 10.17

CVS HEALTH CORPORATION

DEFERRED STOCK COMPENSATION PLAN

Amended and Restated Effective October 1, 2015

CVS HEALTH CORPORATION

Deferred Stock Compensation Plan

Page
ARTICLE I – INTRODUCTION    1
1.1Name of Plan.    1
1.2Purpose of Plan.    1
1.3“Top Hat” Pension Benefit Plan.    1
1.4Funding.    1
1.5Effective Date.    1
1.6Administration.    1
1.7Number and Gender.    1
1.8Headings.    1
ARTICLE II – DEFINITIONS    2
2.1Account.    2
2.2Affiliate.    2
2.3Beneficiary.    2
2.4Board.    2
2.5Change in Control.    2
2.6Code.    2
2.7Committee.    2
2.8Deferral Account.    2
2.9Deferred Stock.    2
2.10Deferred Stock Compensation Election.    3
2.11Disability.    3
2.12Distribution Date.    3
2.13Effective Date.    3
2.14Eligible Executive.    3
2.15Employee.    3
2.16ERISA.    3

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2.17Exchange Act.    3
2.18Executive.    3
2.19Grandfathered Deferral Account.    3
2.20Participant.    4
2.21Plan Administrator.    4
2.22Plan Year.    4
2.23Retirement.    4
2.24Specified Employee.    4
2.25Specific Future Year.    4
2.26Stock.    4
2.27Termination of Employment.    4
2.28Trust.    4
2.29Trustee.    4
2.30Trust Agreement.    4
2.31Universal 409A Definition Document.    5
2.32Years of Service.    5
ARTICLE III – ELIGIBILITY AND PARTICIPATION    6
3.1Eligibility.    6
3.2Commencement of Participation.    6
3.3Termination of Participation.    6
ARTICLE IV – DEFERRALS    7
4.1Deferrals.    7
4.2Filing Requirements of Deferred Stock Compensation Elections.    7
4.3Modification or Revocation of Election by Participant.    7
ARTICLE V – DEFERRAL ACCOUNTS    8
5.1Establishment; Crediting of Amounts Deferred.    8
5.2Deferred Stock As Sole Investment Vehicle.    8
5.3Dividend Equivalents.    8
5.4Trusts.    8
ARTICLE VI – DISTRIBUTION OF ACCOUNT    10
6.1Distribution Elections – Timing of Payment.    10
6.2Disability Distributions.    10
6.3Distributions in the Event of Death.    10

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6.4Distributions Upon Termination of Employment Other Than Retirement, Death or Disability.    10
6.5Change in Control.    11
6.6Form of Payment.    11
6.7Change of Distribution Election.    11
6.8Designation of Beneficiary.    12
6.9Unclaimed Account.    13
6.10Forfeited Stock.    13
6.11Hardship Withdrawals.    13
6.12Distribution of Grandfathered Deferral Account.    13
6.13Form of Settlement.    13
6.14Adjustments.    13
ARTICLE VII – ADMINISTRATION    15
7.1Plan Administrator.    15
7.2General Powers of Administration.    15
7.3Costs of Administration.    15
7.4Indemnification of Plan Administrator.    15
7.5409A Compliance.    16
7.6Sources of Stock: Limitation on Amount of Stock-Denominated Deferrals.    16
ARTICLE VIII – CLAIMS PROCEDURE    17
8.1Claims.    17
8.2Claim Decision.    17
8.3Request for Review/Appeal.    17
8.4Review of Decision.    17
8.5Time Limit for Bringing Legal Action.    17
ARTICLE IX – MISCELLANEOUS    18
9.1Not Contract of Employment.    18
9.2Non-Assignability of Benefits.    18
9.3Receipt and Release.    18
9.4Withholding and Deduction and Taxes.    18
9.5Amendment and Termination.    18
9.6Compliance with Securities and Other Laws.    19
9.7Provisions Relating to Section 16 of the Exchange Act.    19
9.8No Trust Created.    19

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9.9Unsecured General Creditor Status of Employee.    19
9.10Limitation.    19
9.11Payment to Minors and Incompetents.    20
9.12Acceleration of or Delay in Payments.    20
9.13Severability.    20
9.14Governing Laws.    20
9.15Binding Effect.    20

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ARTICLE I– INTRODUCTION

1.1	Name of Plan.
CVS Health Corporation (the “Company”) hereby adopts the CVS Health Deferred Stock Compensation Plan as amended and restated as of October 1, 2015 (the “Plan”).

1.2	Purpose of Plan.
The purpose of the Plan is to provide certain eligible employees of the Company or an Affiliate authorized by the Committee to participate in the Plan with the opportunity to elect to defer receipt of shares of Stock under certain Stock-based compensation plans or arrangements.

1.3	“Top Hat” Pension Benefit Plan.
The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Section 401(a) of the Code.

1.4	Funding.
The Plan is unfunded. All benefits will be paid from the general assets of the Company. Participants in the Plan shall have the status of general unsecured creditors of the Company.

1.5	Effective Date.
The Plan was originally effective as of September 10, 1997, and amended and restated in its entirety effective as of October 1, 2015 to reflect certain design and administrative changes desired by the Company.

1.6	Administration.
The Plan shall be administered by the Deferred Compensation Plans Committee, as defined in Article VII.

1.7	Number and Gender.
Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. The feminine gender, where appearing in the Plan, shall be deemed to include the masculine gender.

1.8	Headings.
The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II– DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

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2.1	Account.
The Deferral Account and the Grandfathered Deferral Account maintained by the Company on behalf of each Participant pursuant to the Plan.

2.2	Affiliate.
A subsidiary of the Company, as defined in the Company’s Universal 409A Definition Document.

2.3	Beneficiary.
The person or persons (which may include trusts) designated in writing (either by hand or electronic submission) by the Participant on the beneficiary designation form prescribed by the Plan Administrator to receive the amounts, if any, payable under the Plan upon the death of the Participant. In the absence of such written designation by the Participant, the Beneficiary shall mean, in the following order, the Participant’s spouse, if any; the person named as the Participant’s beneficiary under the Company’s life insurance program; or the Participant’s estate.

2.4	Board.
The Board of Directors of the Company.

2.5	Change in Control.
“Change in Control” as such term is defined in Section 10(e) of the CVS Health Corporation 2010 Incentive Compensation Plan (for deferrals prior to October 1, 2015, under Section 10(c) of the CVS Caremark Corporation 1997 Incentive Compensation Plan) which definition, for purposes of amounts subject to Section 409A of the Code, shall comply with Section 409A of the Code.

2.6	Code.
The Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

2.7	Committee.
The Management Planning and Development Committee of the Board of Directors of the Company or any other directors of the Company designated as the Committee.

2.8	Deferral Account.
The bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record any and all deferrals made under the Plan.

2.9	Deferred Stock.
A right to receive Stock at the end of a specified deferral period (including upon the occurrence of specified events).

2.10	Deferred Stock Compensation Election.
The written election (either by hand or electronic submission) including any amendments, attachments and appendices thereto as prescribed by the Plan Administrator, regardless of how it may be titled, under which the Participant agrees to defer receipt of Stock under an award in the form of units denominated in Stock to be received from the Company or an Affiliate. This election as to deferral and the related form and timing of distribution is made by the Participant and constitutes

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the agreement entered into between the Company and a Participant for participation in the Plan. The Participant elects the terms of his or her deferral pursuant to the provisions of this Plan and the administrative procedures established by the Plan Administrator.

2.11	Disability.
“Disability” as defined in the Company’s Long-Term Disability Plan.

2.12	Distribution Date.
The date on which a Participant’s distribution is scheduled to be paid with respect to his or her Account under the Plan pursuant to his or her Deferred Stock Compensation Election, which date shall take into account any processing period.

2.13	Effective Date.
September 10, 1997.

2.14	Eligible Executive.
An Executive who is eligible to participate in the Plan as provided in Section 3.1(a).

2.15	Employee.
Any common-law full-time salaried exempt employee of the Company or an Affiliate who has been authorized by the Committee to participate in the Plan.

2.16	ERISA.
The Employee Retirement Income Security Act of 1974, as amended.

2.17	Exchange Act.
The Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

2.18	Executive.
An Employee whose Base Salary (determined on the basis of a maximum forty (40) hour work week) equals or exceeds $150,000 (as adjusted from time to time by the Committee).

2.19	Grandfathered Deferral Account.
The bookkeeping account (or subaccount(s)) maintained for each Participant to record the part of a Participant’s Deferral Account that was earned and vested as of December 31, 2004 and not subject to Section 409A of the Code.

2.20	Participant.
Each Eligible Executive participating in the Plan as set forth in Section 3.2.

2.21	Plan Administrator.
The Deferred Compensation Plans Committee appointed pursuant to Section 7.1 to administer the Plan.

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2.22	Plan Year.
A calendar year ending on December 31.

2.23	Retirement.
Termination of Employment with the Company and all Affiliates on or after (i) age fifty-five (55) and the completion of ten (10) or more Years of Service or, if earlier, (ii) age sixty (60) and the completion of five (5) or more Years of Service. For the Grandfathered Deferral Account, “Retirement” shall mean the Participant’s termination of employment (i) at or after attaining age sixty (60) or (ii) at or after attaining age fifty-five (55) but prior to attaining age sixty (60), if such termination is approved in advance by the Plan Administrator.

2.24	Specified Employee.
“Specified Employee” as such term is defined in the Universal 409A Definition Document.

2.25	Specific Future Year.
A calendar year in the future elected by a Participant with respect to the distribution of his or her Account(s) (or subaccount(s) thereof) pursuant to the Plan.

2.26	Stock.
CVS Health Corporation Common Stock or any other equity securities of the Company designated by the Committee.

2.27	Termination of Employment.
“Termination of Employment” as such term is defined in the Universal 409A Definition Document.

2.28	Trust.
Any trust or trusts established or designated by the Company to hold Stock or other assets in connection with the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company.

2.29	Trustee.
The trustee of a Trust established under the Plan.

2.30	Trust Agreement.
The agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

2.31	Universal 409A Definition Document.
The document developed by the Company for the purpose of defining terms relating to benefits or amounts in all plans covered by Section 409A of the Code and sponsored by the Company or any Affiliate.

2.32	Year of Service.
Twelve (12) months of continuous service with the Company and any of its Affiliates.

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ARTICLE III– ELIGIBILITY AND PARTICIPATION

3.1	Eligibility.

(a)
An Employee who is an Executive on October 1st of a calendar year (or such other date in the calendar year as designated by the Committee) shall be eligible to participate in the Plan. The Committee may, in its sole discretion, designate other key employees of the Company or an Affiliate who are members of a select group of management or highly compensated employees as eligible to participate in the Plan.

(b)	Notwithstanding any Plan provision to the contrary, Employees must also be subject to the income tax laws of the United States in order to be eligible for participation in the Plan.

(c)
Subject to the provisions of Sections 3.3 and Section 4.1, an Eligible Executive shall remain eligible to continue participation in the Plan for each Plan Year following his or her initial year of participation in the Plan.

3.2	Commencement of Participation.
An Eligible Executive shall become a Participant effective as of the date that the Eligible Executive’s first Deferred Stock Compensation Election becomes effective, provided that the Eligible Executive has provided such information as the Plan Administrator deems necessary to properly administer the Plan.

3.3	Termination of Participation.

(a)	Participation shall cease when the benefits that have been credited to a Participant’s Deferral Account have been distributed to him or her.

(b)	Subject to the provisions of Section 4.3, a Participant shall only be eligible to make Deferred Stock Compensation Elections under the Plan for as long as he or she remains an Eligible Executive.

(c)
If a former Participant who has incurred a Termination of Employment with the Company and all Affiliates and whose participation in the Plan ceased under Section 3.3(a) is reemployed as an Executive, the former Participant may again become eligible to participate in accordance with the provisions of Section 3.1.

ARTICLE IV– DEFERRALS

4.1	Deferrals.
To the extent authorized by the Committee, a Participant may elect to defer any award or other compensation that is denominated in Stock to be received from the Company or an Affiliate, including shares issuable in connection with annual incentive awards or long term awards. In addition to any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of the Stock-denominated award is deferred, the Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferrals under the Plan. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Committee and/or the Plan Administrator.

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4.2	Filing Requirements of Deferred Stock Compensation Elections.
Subject to the following provisions of this Section, during an annual enrollment period established by the Plan Administrator in any Plan Year, an Eligible Executive described in Section 3.1 may elect, subject to Section 4.1 above, to defer Stock-denominated awards by submitting a Deferred Stock Compensation Election during such annual enrollment period. Under no circumstances may a Participant defer Stock-denominated awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such Stock-denominated awards.
A Participant shall submit a Deferred Stock Compensation Election in the manner specified by the Plan Administrator and a Deferred Stock Compensation Election that is not timely filed shall be considered void and have no effect. If a Participant does not file a Deferred Stock Compensation Election applicable to his or her stock-denominated awards on or before the close of the applicable annual enrollment period (or such later date prescribed by the Plan Administrator), the Participant shall be deemed to have elected not to make a Deferred Stock Compensation Election for such awards.
Subject to the provisions of this Article, an Eligible Executive must file a new Deferred Stock Compensation Election for each award he or she elects to defer.

4.3	Modification or Revocation of Election by Participant.

(a)
Once a properly completed Deferred Stock Compensation Election form is received by the Company, the elections of the Participant shall be irrevocable: provided however, that subject to the requirements of Section 409A of the Code, the Committee and/or Plan Administrator may, in its discretion, permit a Participant to elect a further deferral of amounts credited to a Deferral Account by filing a later election form in accordance with Section 6.7, below.

(b)
If a Participant ceases to be an Executive after the date a Deferred Stock Compensation Election becomes effective but continues to be employed by the Company or an Affiliate, he or she shall continue to be a Participant and his or her Deferred Stock Compensation Election currently in effect shall remain in force, but such Participant shall not be eligible to make any further Deferred Stock Compensation Elections until such time as he or she shall once again become an Eligible Executive.

ARTICLE V– DEFERRAL ACCOUNTS

5.1	Establishment; Crediting of Amounts Deferred.
One or more Deferral Accounts will be established for each Participant, as determined by the Plan Administrator. The amount of Stock-denominated awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder. Unless otherwise determined by the Plan Administrator, shares will be credited to the Participant’s Deferral Account as units of Deferred Stock (as opposed to cash amounts valued by reference to the market price of Stock). With respect to any fractional shares of Stock-denominated awards, the Plan Administrator shall either pay such fractional shares to the Participant in cash, credit the Deferral Account with cash in lieu of depositing fractional shares into the Deferral Account, or credit the Deferral Account with a fraction of a share calculated to at least three decimal places, as determined by the Plan Administrator.

5.2	Deferred Stock As Sole Investment Vehicle.

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Amounts credited as Deferred Stock to a Participant’s Deferral Account may not be reallocated or deemed reinvested in any other investment vehicle, but shall remain as Deferred Stock until such time as the Deferral Account is settled in accordance with Article VI.

5.3	Dividend Equivalents.
Except as provided in Section 5.4, dividend equivalents will be credited on Deferred Stock credited to a Participant’s Deferral Account as follows:

(a)
Cash and Non-Stock Dividends. If the Company declares and pays a dividend on Stock in the form of cash or property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Deferral Account as of the payment date for such dividend equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend, multiplied by (B) the amount of cash plus the fair market value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (C) the fair market value of a share of Stock at such payment date.

(b)
Stock Dividends and Splits. If the Company declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares of Deferred Stock shall be credited to the Participant’s Deferral Account as of the payment date for such dividend or forward Stock split equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend or split, multiplied by (B) the number of additional shares actually paid as a dividend or issued in such split in respect of each share of Stock.

5.4	Trusts.
The Committee may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts) and deposit therein shares of Stock equal in number to the number of shares of Deferred Stock then credited to a Participant’s Deferral Account (or a specified subaccount). In such case, the provisions of Section 5.3 notwithstanding, the dividend equivalents payable on the Participant’s Deferred Stock shall be equal to the actual dividends paid on the shares deposited in such Trust (which dividends shall be reinvested by the Trustee in additional shares of Stock), and shares may be delivered in settlement of the Participant’s Deferred Stock from the assets in such Trusts. The Participant’s rights with respect to directing the voting of shares held in such Trust or otherwise relating to such shares shall be determined by the Plan Administrator in its sole discretion.

ARTICLE VI– DISTRIBUTION OF ACCOUNT

6.1	Distribution Elections – Timing of Payment.

(a)
Subject to the limitations set forth in this Article VI, each time a Participant makes a Deferred Stock Compensation Election, the Participant shall designate on that applicable Deferred Compensation Election, that the distribution of such deferrals shall be made or commence as the case may be pursuant to Section 6.6 as of (i) the Participant’s Retirement; or (ii) a Specific Future Year not later than the Plan Year in which the Participant attains age seventy-one (71)

A Participant may choose different options with respect to each Deferred Stock Compensation Election. A Participant may not change the election made pursuant to the provisions of this Section 6.1, except as otherwise provided in Section 6.7 below.

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i.
Retirement. The distribution of the portion of a Participant’s Deferral Account (or subaccount(s)) that is deferred to Retirement under this Section shall commence on the first business day in the January next following his or her Retirement, pursuant to the provisions of Section 6.6, provided, however, that with respect to a Participant who is a Specified Employee as of the date of his or her Retirement, payment of any portion of his or her Deferral Account (or any subaccount(s) thereof) that is subject to Section 409A of the Code will be delayed until the first business day of the seventh (7th) month following the date such Retirement occurs.

ii.
Specific Future Year. In the event a Participant elects to have the distribution of such deferrals made or commence as of a Specific Future Year, subject to rules established by the Plan Administrator, the deferral period must be at least five (5) Plan Years. The distribution of the portion of a Participant’s Deferral Account (or subaccount(s)) that is deferred to a Specific Future Year shall commence on the first business day of January in that specific year pursuant to the provisions of Section 6.6.

6.2	Disability Distributions.
Notwithstanding the foregoing, if a Participant has a Termination of Employment because he or she has become Disabled, as determined by the Plan Administrator, such Participant will receive his or her entire Deferral Account in a single lump sum payment (including a Deferral Account with respect to which one or more installment payments have previously been made) which shall be made within seventy-five (75) days from the date of the Participant’s Termination of Employment.

6.3	Distributions in the Event of Death.
Notwithstanding the foregoing, in the event of a Participant’s death, the Participant’s Beneficiary will receive a single lump sum payment in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) which shall be made within seventy-five (75) days following death.

6.4	Distributions Upon Termination of Employment Other Than Retirement, Death or Disability.
Notwithstanding the foregoing, in the event a Participant incurs a Termination of Employment from the Company and all Affiliates for any reason other than Retirement, death or Disability, said Participant will receive his or her entire Deferral Account in a single lump sum payment (including a Deferral Account with respect to which one or more installment payments have previously been made). Such payment shall be made within seventy-five (75) days of the date the Participant’s Termination of Employment occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date of his or her Termination of Employment for reasons other than death, payment of any portion of his or her Deferral Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.4 will be delayed until the first business day of the seventh (7th) month following the date such Termination of Employment occurs.

6.5	Change in Control.
Payments in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made in a single lump sum within forty-five (45) business days following a Change in Control.

6.6	Form of Payment.

(a)
Installments. Substantially equal annual installments, as elected by the Participant, from two (2) to ten (10) years. The initial installment of an annual payment stream will begin as of the first business day of the January (a) next following the Participant’s date of Retirement

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or (b) of the Specific Future Year, as the case may be. Subsequent annual payments will be as of the first business day of each subsequent calendar year of the installment period. Each installment will be equal to a fraction of the Account balance (or subaccount(s) thereof) as of the date the installment is paid, with the numerator of the fraction being “1” and the denominator being the number of payments remaining in the payment schedule.
Notwithstanding the foregoing provisions of this paragraph (a), if a Participant dies before receiving payment of the entire balance of his or her Deferral Account under the provisions of this Section, the remaining value of such Accounts shall be payable to his or her Beneficiary in accordance with the provisions of Section 6.8.

(b)
Lump sum. A Participant may elect distribution in the form of a single lump sum payment. Except for Specified Employees, distribution shall be made as of the first business day of the January (a) next following the Participant’s date of Retirement or (b) of the Specific Future Year, as the case may be, in accordance with the provisions of set forth in Section 6.1.

(c)
Distributions to a Participant made pursuant to Section 6.1 will occur pursuant to the Participant’s payment elections at the time he or she submits the applicable Deferred Stock Compensation Election. A Participant may choose different forms of payment with respect to each Deferred Stock Compensation Election. In the absence of an election of the form of payment by a Participant on a Deferred Stock Compensation Election, the portion of the Participant’s Account deferred pursuant to that Deferred Stock Compensation Election, adjusted pursuant to the provisions of Article V, shall be paid in a single lump sum.

(d)	A Participant shall not change his or her form of payment election, except as otherwise provided in Section 6.7 below.

6.7	Change of Distribution Election.

(a)
In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to change his or her Specific Future Year election under Section 6.1(a)(ii) with respect to a portion of his or her Deferral Account to a later Specific Future Year by duly completing, executing and filing with the Plan Administrator a new Specific Future Year election applicable to such Deferrals, subject to the following limitations:

i.
such election must be made at least twelve (12) months prior to the Specific Future Year then in effect with respect to that portion of his or her Deferral or Account (or subaccount(s) thereof), and such election will not become effective until at least twelve (12) months after the date on which the election is made; and

ii.	the new Specific Future Year shall be a calendar year that is not less than five (5) years from the Specific Future Year then in effect.
Notwithstanding the foregoing, a Participant may elect to delay his or her distribution from an elected Specific Future Year to the later of Retirement or a new Specific Future Year that is at least five (5) years from the Specific Future Year then in effect, provided the election is made in accordance with the foregoing provisions of this Section 6.7(a). A Participant may elect to delay his or her distribution from an elected Specific Future Year pursuant to this Section 6.7(a) more than once, provided that all such elections comply with the provisions of this Section 6.7(a).

(b)
In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to delay the payment of a portion of his or her Deferral Account (or any subaccount(s) thereof) scheduled to be paid at his or her Retirement to his or her Retirement plus five

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(5) calendar years by duly completing, executing and filing with the Plan Administrator a new Retirement election applicable to such deferrals; provided, however such election must be made at least twelve (12) months prior to Retirement and shall not become effective until at least twelve (12) months after the date on which the election is made.

(c)
In accordance with such procedures as the Plan Administrator may prescribe, a Participant may elect to change the form of payment election under Section 6.6 applicable to his or her distribution under Section 6.1(a)(i) or (ii) by duly completing, executing and filing with the Plan Administrator a new form of payment election applicable to such deferrals, subject to the following limitations:

i.
such election must be made at least twelve (12) months prior to the Specific Future Year then in effect with respect to that portion of his or her Deferral Account (or subaccount(s) thereof), and such election will not become effective until at least twelve (12) months after the date on which the election is made; and

ii.
the distribution of that portion of his or her Deferral Account (or subaccount(s) thereof) shall be deferred for five (5) years from the date such amount would otherwise have been paid absent this election.

(d)
It is the Company's intent that the provisions of Sections 6.7(a), (b) and (c) comply with the subsequent election provisions in Section 409A(a)(4)(C) of the Code, related regulations and other applicable guidance, and this Section 6.7 shall be interpreted accordingly. The Plan Administrator may impose additional restrictions or conditions on a Participant's ability to make an election pursuant to this Section 6.7. For avoidance of doubt, a Participant may not elect to alter the distribution of any portion of his or her Deferral Account (or any subaccount(s) thereof) from Retirement to a Specific Future Year or, except as provided in paragraph (a) above, from a Specific Future Year to Retirement.

6.8	Designation of Beneficiary.
Each Participant shall have the right to designate a Beneficiary to receive payment of his or her Account in the event of death. Any such designation may be changed at any time by executing and submitting (either by hand or electronic submission) a new designation on a form prescribed by the Plan Administrator.

6.9	Unclaimed Account.
If the Plan Administrator is unable to locate a Participant or Beneficiary to whom an Account is payable, such Account may be forfeited to the Company upon the Plan Administrator’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture, the Participant or Beneficiary to whom such Account is payable makes a valid claim, such forfeited Account shall be restored to the Plan and paid by the Company.

6.10	Forfeited Stock.
To the extent that Stock (i) is deposited in a Trust pursuant to Section 5.4 in connection with a deferral of a Stock-denominated award under any plan, program, employment agreement or other arrangement and (ii) is forfeited pursuant to the terms of such plan, program, agreement or arrangement, the Participant shall not be entitled to the value of such Stock and other property related thereto (including without limitation, dividends thereon) or other award or amount, or proceeds thereof. Any Stock forfeited shall be returned to the Company.

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6.11	Hardship Withdrawals.
A Participant may apply in writing to the Plan Administrator for, and the Plan Administrator may grant, a hardship withdrawal of all or any part of a Participant’s Deferral Account if the Plan Administrator, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency, as defined in the Universal 409A Definition Document.
The Plan Administrator shall determine whether an event qualifies as a hardship within this Section, in its sole and absolute discretion. Such request shall be made in a time and manner determined by the Plan Administrator. The payment made from a Participant’s Deferral Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.10 shall not be in excess of the amount necessary to meet such financial hardship of the Participant, including amounts necessary to pay any federal, state or local income taxes with respect to the payment and shall not be available unless all other financial resources of the Participant have been exhausted. Payment shall be made in the month following the date the Plan Administrator determines that the Participant has incurred an unforeseeable severe financial hardship and grants the right to a withdrawal pursuant to this Section 6.10.

6.12	Distribution of Grandfathered Deferral Account.
Notwithstanding the foregoing provisions of this Article VI, the distribution from a Participant’s Grandfathered Deferral Account (or subaccount(s)) shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Section 409A of the Code, as modified in Appendix A attached hereto.

6.13	Form of Settlement.
The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by delivery of shares of Stock, including shares of Stock delivered out of the assets of any Trust.

6.14	Adjustments.
In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Administrator or the Committee to be appropriate in order to prevent dilution or enlargement of a Participant’s rights under the Plan, then the Plan Administrator or the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares of Stock to be issued upon settlement of Deferred Stock then credited to a Deferral Account under the Plan.

ARTICLE VII – ADMINISTRATION

7.1	Plan Administrator.
The Plan shall be administered by the Deferred Compensation Plans Committee, appointed by the Committee as Plan Administrator. The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Plan Administrator may delegate to others certain aspects of the management and operations of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

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7.2	General Powers of Administration.
The Plan Administrator shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Plan Administrator or such other party as is authorized under the terms of any grantor trust on all matters shall be final, binding and conclusive on all persons to the extent permitted by law. The Plan Administrator shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Plan Administrator shall have the duty and power to interpret the Plan and determine all questions that may raise hereunder as to the status and rights of Employees, Participants, Beneficiaries, and any other person. The Plan Administrator may exercise the powers hereby granted in its sole and absolute discretion. No member of the Deferred Compensation Plans Committee shall be personally liable for any actions taken by the Plan Administrator unless the member’s action involves gross negligence or willful misconduct.

7.3	Costs of Administration.
The costs of administering the Plan shall be borne by the Company unless and until the Participant receives written notice of the imposition of such administrative costs; with such costs to begin with the next Plan Year and none may be assessed retroactively for prior Plan Years.
Such costs shall be charged against the Participant’s Account and shall be uniform or proportional for all Participants. Such costs shall not exceed the standard rates for similarly designed nonqualified plans under administration by high quality third party administrators at the time such costs are initially imposed and thereafter.

7.4	Indemnification.
The Company shall indemnify each director, officer or employee of the Company or any Affiliate and each member of the Committee and Deferred Compensation Plans Committee, including any subcommittee or delegates thereof, against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct, as a result of the fact that he or she is or was serving the Plan in any capacity at the request of the Company.

7.5	409A Compliance.
With respect to the accounts subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the regulations thereunder, and the Plan shall be operated accordingly. Regardless of, and superseding any other provision of the Plan to the contrary, if any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. With respect to a Participant who is a Specified Employee as of the date of his or her Termination of Employment for reasons other than death, payment of any amounts subject to Section 409A of the Code on account of his or her Termination of Employment will be delayed until the first day of the seventh (7th) month following the date such Termination of Employment occurs.

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7.6	Sources of Stock: Limitation on Amount of Stock-Denominated Deferrals.
If shares of Stock are deposited under the Plan in a Trust pursuant to Section 5.4 in connection with a deferral of a Stock-denominated award under another plan, program, employment agreement or other arrangement that provides for the issuance of shares, the shares so deposited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. Shares of Stock actually delivered in settlement of Deferral Accounts shall be originally issued shares or treasury shares, in the discretion of the Plan Administrator.

ARTICLE VIII– CLAIMS PROCEDURE

8.1	Claims.
A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Senior Vice President, Compensation and Benefits, at the Company’s then principal place of business.

8.2	Claim Decision.
Upon receipt of a claim, the Plan Administrator or its delegate shall review and determine the claim within ninety (90) days. If the Plan Administrator determines that additional time is needed to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90)-day period. The notice of extension will provide the date by which the Plan Administrator expects to make a decision.
If the claim is denied in whole or in part, the Plan Administrator shall notify the Claimant in writing of the following:

(a)	The reason or reasons for such denial;

(b)	The pertinent provisions of the Plan;

(c)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(d)	The time limits for requesting a review under this Section.

8.3	Request for Review/Appeal.
Within sixty (60) days after the receipt by the Claimant of the initial written notice of a denial, the Claimant may request in writing that the initial determination be reviewed. Such request must be addressed to the Senior Vice President, Compensation and Benefits, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, submit issues and comments in writing for consideration by the Appeals Committee, a subcommittee of the Deferred Compensation Plans Committee. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, he or she shall be barred and stopped from challenging the Plan Administrator’s initial determination.

8.4	Review of Decision.
Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Appeals Committee of the Plan Administrator will review the Plan Administrator’s initial determination. After considering all materials presented by the Claimant, the Appeals Committee will render a written decision, setting forth the reasons for the decision and containing references to the pertinent

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provisions of the Plan. If the Appeals Committee requires an extension of the sixty (60)-day time period, the Appeals Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

8.5	Time Limit for Bringing Legal Action.
Any legal action by the Claimant must be brought within ninety (90) days following the date of the decision on the final review under Section 8.4 above.

ARTICLE IX– MISCELLANEOUS

9.1	Not Contract of Employment.
The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or an Affiliate and any person and shall not be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or an Affiliate or to restrict the right of the Company or an Affiliate to discharge any person at any time nor shall the Plan be deemed to give the Company or an Affiliate the right to require any person to remain in the employ of the Company or an Affiliate or to restrict any person’s right to terminate his or her employment at any time.

9.2	Non-Assignability of Benefits.
No Participant, Beneficiary or distributees of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributees for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

9.3	Receipt and Release.
Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for any compensation deferred, or otherwise relating to any Deferral Account, under the Plan against the Company or any subsidiary thereof, the Committee, or the Plan Administrator. In the case of any payment under the Plan of less than all amounts then credited to a Deferral Account in the form of Stock, the amounts paid shall be deemed to relate to the Stock credited to the account at the earliest time.

9.4	Withholding and Deduction and Taxes.
All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law. The Company may require that the Participant or Beneficiary making a deferral or receiving payments pay to the Company the amount of any federal, state or local taxes, if any, that the Company or any Affiliate is required to withhold with respect to such deferrals or payments or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such deferrals or payments. A Participant or Beneficiary shall be solely responsible for any tax consequences related to deferrals or payments made under the Plan. The Company shall have no obligation to make any payment under the Plan until the Company’s or any Affiliate’s tax withholding obligations have been satisfied by the Participant or Beneficiary.

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9.5	Amendment and Termination.
The Committee or its delegate may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his or her Account without the Participant’s consent. To the extent consistent with the rules relating to plan terminations and liquidations in Treas. Reg. Section 1.409A-3(j)(4)(ix) or otherwise consistent with Section 409A of the Code, the Committee, in its sole discretion, may terminate the Plan and any related Deferred Stock Compensation Election at any time and in that event the Committee may provide that, without the prior written consent of Participants, the Participants’ Accounts shall be distributed in a single lump sum in shares. In the event of a Plan termination, the distribution of a Participant’s Grandfathered Deferral Account shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Section 409A of the Code, as modified in Appendix A attached hereto.

9.6	Compliance with Securities and Other Laws.
Notwithstanding any Plan provision to the contrary, the Committee may at any time impose such restrictions on the Plan and participation therein, including limiting the amount of any deferral or the timing thereof, as the Committee may deem advisable from time to time in order to comply or preserve compliance with any applicable laws, including any applicable state and federal securities laws and exemptions from registration available thereunder.
The Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any applicable state securities laws, any provision of the Company’s Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

9.7	Provisions Relating to Section 16 of the Exchange Act.
With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee and Plan Administrator shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from or otherwise not subject to liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice is given to the Participant regarding the non-exempt nature of such transaction.

9.8	No Trust Created.
Nothing contained in the Plan and no action taken pursuant to its provisions by the Company or any person, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and the Participant, Beneficiary, or any other person.

9.9	Unsecured General Creditor Status of Employee.
The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 5.4 hereof, or make other arrangements to meet the Company’s obligations under the Plan, which Trusts or other arrangements shall be consistent with the “unfunded’ status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Stock-denominated units or other amounts to a Deferral

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Account, or the creation of any Trust and deposit of such Stock therein, except at such time as Stock may be actually delivered to the Participant in settlement of a Deferral Account.

9.10	Limitation.
A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account, and neither the Company nor the Committee or the Plan Administrator shall be liable or responsible therefor.

9.11	Payment to Minors and Incompetents.
If any Participant, spouse, or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudicated to be legally incapable of giving a valid receipt and discharge for such benefits, the benefits will be paid to the person or entity as the Plan Administrator determines has been appointed or established to receive such payment on behalf of such person. Such payment shall, to the extent made, be deemed a complete discharge of any payment obligation under the Plan.

9.12	Acceleration of or Delay in Payments.
The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and any subsequent guidance. The Plan Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A- 2(b)(7) and any subsequent guidance.

9.13	Severability.
If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.14	Governing Laws.
All provisions of the Plan shall be construed in accordance with the laws of Rhode Island, except to the extent preempted by federal law.

9.15	Binding Effect.
The terms of the Plan shall be binding on each Participant and his or her heirs and legal representatives and on the Company and its successors and assigns.

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